Exhibit 99.2
Cereplast, Inc. Announces First Quarter 2010 Results
Net Loss Narrows on Significant Cost Reductions and Margin Improvement
EL SEGUNDO, Calif. — (May 12, 2010) Cereplast, Inc. (NASDAQ: CERP) (“Cereplast,” or the “Company”), a leading manufacturer of proprietary bio-based, sustainable plastics, today announced its financial results for the first quarter ended March 31, 2010.
First Quarter 2010 Highlights:
•	First quarter sales totaled $319,217 compared to $564,383 a year ago.

•	Gross profit was $91,566, versus $97,770 for the same period last year.

•	Gross margin increased to 31.6% from 17.4% for the same period last year.

•	Operating expenses decreased by $705,627, or 31.2% to $1,556,717.

•	Net loss decreased by $508,961, or 23.2%, to $1,684,594 from $2,193,555 in the same period a year ago.

•	Commenced operations at new state-of-the art facility in Seymour, Indiana.

•	Extended agreement with A. Schulman Inc. in Europe.

•	Teamed with Oculus3D to offer first bioplastic 3D eyewear.

•	Entered Distribution Agreement with ATSA CHILE SA to supply bioplastic resins in Chile and Peru.
“We made great strides in the first quarter as our results began to reflect the successful execution of our strategy,” said Mr. Frederic Scheer, Founder, Chairman and CEO of Cereplast, Inc. “We significantly reduced our operating expenses, resulting in a much narrower net loss, streamlined our operations, and expanded margins considerably. While our sales were impacted by the temporary 60-day closure of our factory as we moved our operations to our new state-of-the-art facility in Seymour, Indiana, we are now well positioned to meet the growing demand that we see for our bioplastics resins with significant new production capacity. We see very strong demand for our products and expect the bioplastics industry to grow exponentially in the quarters ahead driven by consumer demand for cleaner, environmental solutions to petroleum-based plastics.”
First Quarter 2010 Results
Revenue for the first quarter ended March 31, 2010, totaled $319,217 compared to $564,383 a year ago. The sales decrease for the period was due to the temporary closure of the Company’s factory as it moved its operations from California to its new production facility in Seymour, Indiana. The decrease was partially offset by an increase in order from both existing and new customers.

Gross profit decreased by $6,204, or 6.4%, to $91,566 for the three months ended March 31, 2010, compared to gross profit of $97,770 for the three months ended March 31, 2009. As a percentage of net sales, gross profit margin increased to 31.6% for the three months ended March 31, 2010 from 17.4% for the three months ended March 31, 2009. The increase in gross margin is attributable to lower cost of sales tied to decreases in raw materials costs, and improvements in manufacturing operations and cost savings at the Company’s new facility in Seymour, Indiana.
Total operating expenses for the three months ended March 31, 2010 decreased by $705,627, or 31.2%, to $1,556,717 compared to total operating expenses of $2,262,344 for the three months ended March 31, 2009. The decrease for the period is largely attributable to a reduction in salary and wages and in the value of stock-based compensation as a result of a smaller workforce, as well as a decrease in marketing expenses, professional fees, rent expense, and research and development costs.
Net loss for the first quarter of 2010 decreased by $508,961, or 23.2% to $1,684,594 compared to a net loss of $2,193,555 for the same period a year ago. The decrease in net loss was a result of reduced operating expenses associated with downsizing of the Company’s workforce and leveraging staff resources, improved processes and cost controls, and rigorous market and customer selection as well as enhanced gross profit margins.
Financial Condition
As of March 31, 2010, the Company had cash and cash equivalents of $1,165,263, $947,071 in working capital, compared to working capital of $1,019,741 as of March 31, 2009, and $1,472,242 in debt. Stockholders equity as of March 31, 2010 was $4,978,843, a decrease of 3.9% from $5,180,891 as of December 31, 2009. Net cash used in operating activities was $1,352,601 in the first quarter of 2010, up from $891,707 in the corresponding period of 2009.
Business Outlook
“We are very confident about our prospects for 2010, which is opening new doors for us every day as demand for our products continues to grow,” said Mr. Frederic Scheer, Founder, Chairman and CEO of Cereplast, Inc. “Our operations and production at our new facility in Seymour, Indiana are running smoothly and according to plan and will have an increased production capacity of about 80 million pounds of bioplastic resin operating at full capacity. Our facility, which occupies approximately 110,000 square feet on 14 acres, will be capable of producing roughly $100 million of bioplastics each year. To date, we have seen significant increases in production output as well as a reduction in costs, as projected, and are better able to serve the demand from our growing client base. Also, we have seen an increase in contracts and commitments for our bioplastics resins from clients in the United States and Asia. As a result, we expect full year 2010 revenue to be in the range of $8-$10 million.”

Continued Mr. Scheer, “Going forward, we have positioned ourselves for dynamic growth we see in 2010 and beyond, being driven by worldwide consumer and industrial demand for our bio-based, sustainable plastics. In response, we have strengthened our sales and marketing teams with new key hires across the U.S., Asia and Europe that have extensive experience in the traditional plastics and bioplastics industries. We believe that our up-listing to the NASDAQ Capital Market in April, a milestone in our development as a public company, will allow our share price to best reflect both the growth of our company and the dynamic growth of the bioplastics industry as we execute our vision to become the leading manufacturer of bio-based, sustainable plastics.”
About Cereplast, Inc.
Cereplast, Inc. (NASDAQ: CERP) designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Hybrid Resins® combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com
Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
— FINANCIAL TABLES FOLLOW —

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED
(UNAUDITED)

	3/31/2010	3/31/2009

GROSS SALES	$319,217	$564,383
Sales Discounts, Returns & Allowances	(29,389)	(3,806)

NET SALES	289,828	560,577

COST OF SALES	198,262	462,807

GROSS PROFIT	91,566	97,770

OPERATING EXPENSES
Depreciation and Amortization	155,112	135,910
Marketing Expense	274,094	158,805
Professional Fees	142,551	148,299
Rent Expense	84,064	241,693
Research and Development	60,238	141,210
Salaries & Wages	388,197	748,320
Salaries & Wages — Stock Based Compensation	116,308	349,255
Other Operating Expenses	336,153	338,852

TOTAL OPERATING EXPENSES	1,556,717	2,262,344

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSES)	(1,465,151)	(2,164,574)

OTHER INCOME (EXPENSES)
Loss on Sale of Equipment	—	(25,449)
Restructuring Costs	(218,435)	—
Interest Income	117	8,279
Interest Expense	(1,125)	(11,811)

TOTAL OTHER INCOME (EXPENSES)	(219,443)	(28,981)

LOSS BEFORE PROVISIONS FOR TAXES	(1,684,594)	(2,193,555)

Provision for Taxes	—	—

NET LOSS	(1,684,594)	(2,193,555)

OTHER COMPREHENSIVE INCOME
Gain on Foreign Currency Translation	18,046	261

TOTAL COMPREHENSIVE LOSS	$(1,666,548)	$(2,193,294)

BASIC AND DILUTED LOSS PER SHARE	$(0.17)	$(0.30)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	9,868,143	7,277,295

CEREPLAST, INC.
CONSOLIDATED BALANCE SHEETS

	3/31/2010	12/31/2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$1,165,263	$1,305,771
Accounts Receivable, Net	261,877	325,270
Inventory, Net	957,616	847,527
Prepaid Expenses	34,557	215,356

Total Current Assets	2,419,313	2,693,924

Property and Equipment
Property and Equipment	5,438,179	5,416,436
Accumulated Depreciation and Amortization	(1,652,517)	(1,519,714)

Net Property and Equipment	3,785,662	3,896,722

Other Assets
Restricted Cash	42,934	—
Intangibles, Net	181,696	184,039
Deposits	47,252	89,286

Total Other Assets	271,882	273,325

Total Assets	$6,476,857	$6,863,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$767,192	$989,927
Other Payables	1,329	1,413
Accrued Expenses	684,618	604,015
Capital Leases, Current Portion	15,900	25,341
Loan Payable, Current Portion	3,203	53,487

Total Current Liabilities	1,472,242	1,674,183

Long-Term Liabilities
Loan Payable	16,875	—
Capital Leases	8,897	8,897

Total Long-Term Liabilities	25,772	8,897

Total Liabilities	1,498,014	1,683,080

Shareholders’ Equity
Preferred Stock, $0.001 par value: 5,000,000 authorized preferred shares, 0 outstanding	—	—
Common Stock, $0.001 par value: 495,000,000 authorized shares; 10,576,726 shares & 9,825,476 shares issued and outstanding, respectively	10,577	9,825
Additional Paid in Capital	42,042,729	40,578,981
Retained Earnings/(Deficit)	(37,129,562)	(35,444,968)
Other Comprehensive Income	55,099	37,053

Total Shareholders’ Equity	4,978,843	5,180,891

Total Liabilities and Shareholders’ Equity	$6,476,857	$6,863,971

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED
(UNAUDITED)

	3/31/2010	3/31/2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,684,594)	$(2,193,555)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	155,112	135,910
Reserve for Inventory Obsolescence	—	46,000
Allowance for Doubtful Accounts	(385)	(1,325)
Loss on sale of equipment	—	25,449
Loss on disposal of leasehold improvements	11,584	—
Common Stock Issued for Services, Salaries & Wages	175,000	406,754
(Increase) Decrease in:
Accounts Receivable	63,778	108,791
Inventory	(110,089)	115,448
Deposits	42,034	(3,084)
Prepaid Expenses	180,779	44,203
Restricted Cash	(42,934)	—
Intangibles	(249)	(6,557)
Increase (Decrease) in:
Accounts Payable	(223,156)	500,491
Accrued Expenses	80,603	(68,909)
Other Payables	(84)	(1,323)

NET CASH USED IN OPERATING ACTIVITIES	(1,352,601)	(891,707)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, and intangibles	(52,603)	(6,869)
Proceeds from sale of equipment	—	1,154

NET CASH USED IN INVESTING ACTIVITIES	(52,603)	(5,715)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Capital Leases	(9,441)	(14,811)
Payments on Notes Payable	20,524	—
Payments on Term Loan Payable	(53,933)	(2,903)
Proceeds from issuance of common stock and subscription	1,289,500	467,341

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,246,650	449,627

FOREIGN CURRENCY TRANSLATION	18,046	261

NET DECREASE IN CASH	(140,508)	(447,534)

CASH, BEGINNING OF PERIOD	1,305,771	501,699

CASH, END OF PERIOD	$1,165,263	$54,165

Cereplast Investor Relations Contact:
IRTH Communications, LLC
Andrew W. Haag
Tel: +1-866-976-IRTH (4784)
cerp@irthcommunications.com
Website: www.irthcommunications.com
Cereplast Media Contact:
Beckerman Public Relations
Laura Finlayson
201-465-8007
lfinlayson@beckermanpr.com
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